Exhibit 4.3

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”) is made effective as of the 14th day of February, 2020. This Amendment is an amendment to the Rights Agreement, dated as of February 15, 2018 (the “2018 Rights Agreement”), between Luby’s, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), as amended by that certain First Amendment to Rights Agreement, dated as of February 11, 2019 (the “First Amendment”, and together with the 2018 Rights Agreement, the “Rights Agreement”). The Company and the Rights Agent are collectively referred to as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement.

RECITALS

WHEREAS, the Parties entered into the 2018 Rights Agreement on February 15, 2018;

WHEREAS, on February 15, 2018, the Board of Directors of the Company (the “Board”) declared a dividend distribution of one purchase right (a “Right”) for each outstanding share of the Company’s common stock, par value $0.32 per share (the “Common Stock”), outstanding as of the close of business on February 28, 2018 (the “Record Date”), and authorized the issuance of one Right for each share of Common Stock that becomes outstanding between the Record Date and the earliest of the Distribution Date and the Expiration Date, and under certain other circumstances;

WHEREAS, the Parties entered into the First Amendment on February 11, 2019;

WHEREAS, the Rights are set to expire at the close of business on February 15, 2020;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to cause the Rights to expire at the close of business on February 15, 2021;

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Stock Acquisition Date, the Company and the Rights Agent may supplement or amend any provision of the Rights Agreement, without the approval of any holders of Rights and the Rights Agent shall duly execute and deliver any supplement or amendment requested by the Company in writing provided that the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment complies with the terms of the Rights Agreement;

WHEREAS, the Stock Acquisition Date has not yet occurred;

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company that states that this Amendment complies with the terms of the Rights Agreement and has directed the Rights Agent to amend the Rights Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Parties hereby agree as follows.

Section 1. Amendment to Rights Agreement. Paragraph (a) of Section 7 of the Rights Agreement is hereby deleted and replaced in its entirety with the following: “(a) Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 7(c), Section 9(c), Section 11(a)(iii) and Section 23(a)) in whole or in part at any time after the Distribution Time upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Close of Business on February 15, 2021 (the “Final Expiration Time”), (ii) the time at which the Rights are redeemed as provided in Section 23 or (iii) the time at which such Rights are exchanged pursuant to Section 24 (the earliest of (i), (ii) and (iii) being herein referred to as the “Expiration Time”).”

Section 2. Amendments to Form of Rights Certificate.

a) The first sentence of the first paragraph of the Form of Rights Certificate, which is attached as Exhibit A to the Rights Agreement, is hereby deleted and replaced in its entirety with the following: “NOT EXERCISABLE AFTER FEBRUARY 15, 2021 OR EARLIER IF REDEEMED OR EXCHANGED BY THE COMPANY.”

b) The first sentence of the second paragraph of the Form of Rights Certificate, which is attached as Exhibit A to the Rights Agreement, is hereby deleted and replaced in its entirety with the following: “This certifies that [                ], or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of February 15, 2018 (the “Rights Agreement”), between Luby’s, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on February 15, 2021 at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, half of a fully paid, nonassessable share of common stock, par value $0.32 per share (the “Common Stock”), of the Company, at a purchase price of $6.00 per one-half of a share of Common Stock (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate properly completed and duly executed.”

Section 3. Amendment to Summary of Rights to Purchase Common Stock. The section entitled Expiration Time in the Summary of Rights to Purchase Common Stock, which is attached as Exhibit B to the Rights Agreement, is hereby deleted and replaced in its entirety with the following: “Expiration Time. Unless earlier redeemed or exchanged by the Company as described below, the rights will expire at the close of business on February 15, 2021.”

Section 4. Remaining Terms; Controlling Agreement. All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment. In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that, notwithstanding anything in this Amendment to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of this Amendment, the right of redemption set forth in Section 23 the Rights Agreement shall be reinstated and shall not expire until the Close of Business on the tenth day following the date of such determination by the Board.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 7. Descriptive Headings. Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 8. Counterparts. This Amendment may be executed in one or more counterpart, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first set forth above.

LUBY’S, INC.

By:	/s/ Michael Racusin
Michael Racusin
Associate General Counsel and
Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Michael A. Nespoli
Executive Director

[Signature Page to Second Amendment to Rights Agreement]

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